Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

August 2, 2019

Inpixon
2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Re:	Inpixon Registered Offering

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to $15 million in the aggregate of (i) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) shares of Series 6 Convertible Preferred Stock, par value $0.001 per share (the “Series 6 Preferred”), which are convertible into shares of Common Stock (the “Conversion Shares”), (iii) Series A warrants to purchase shares of Common Stock (the “Series A Warrants”), (iv) Series B warrants to purchase shares of Common Stock (the “Series B Warrants”; together with Series A Warrants, the “Warrants”), and (v) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”; together with the Shares, the Series 6 Preferred, the Conversion Shares and the Warrants, the “Securities”).The Securities are to be sold by the Company as described in the Registration Statement and the Prospectus. This opinion covers the offer and sale of any additional Securities registered in reliance on and conforming to the requirements of Securities Act Rule 462(b).

At your request, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement, the Prospectus, the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, both as currently in effect, resolutions of the Board of Directors of the Company, the form of Certificate of Designation of Preferences, Rights and Limitations of the Series 6 Convertible Preferred Stock to be filed with the Secretary of State of Nevada in connection with the Offering (the “Certificate of Designation”), the form of Series A Warrant, the form of Series B Warrant, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares, when issued against payment therefor as set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable; (ii) the Series 6 Preferred, when issued against payment therefor as set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable; (iii) provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor, when issued against payment therefor as set forth in the Registration Statement and the Prospectus, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (iv) the Conversion Shares, when issued in accordance with the provisions of the Certificate of Designation, will be validly issued, fully paid and non-assessable; and (v) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

437 Madison Ave., 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of New York, the laws of the State of Nevada and the facts stated herein as they currently exist.

B. The opinion in clause (iii) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and in any amendment or supplement thereto. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Securities. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP